                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                SCHEDULE 13G/A
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO. 2)+*

                            EXE TECHNOLOGIES, INC.
        -----------------------------------------------------------
                              (Name of Issuer)

                         COMMON STOCK, PAR VALUE $.01
        -----------------------------------------------------------
                        (Title of Class of Securities)

                                301504 10 6
        -----------------------------------------------------------
                               (CUSIP Number)


        -----------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

+   This Amendment No. 2 on Schedule 13G/A amends the Amendment No. 1 on
    Schedule 13G/A filed on February 8, 2002. This Amendment No. 2 is being filed to report the number of shares over which the Reporting Person has sole voting and dispositive power as 4,560,188 shares, rather than 4,558,188 shares.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  301504 10 6            SCHEDULE 13G                 Page 1 of 4 pages
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1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    LYLE A. BAACK
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                        (b)  [ ]
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3.  SEC Use Only

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S. CITIZEN
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                                       5.  SOLE VOTING POWER

                                           4,560,188
                                       -----------------------------------------
 NUMBER OF                             6.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                               0
 OWNED BY                              -----------------------------------------
   EACH                                7.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                                   4,560,188
                                       -----------------------------------------
                                       8.  SHARED DISPOSITIVE POWER

                                           0
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    4,560,188
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                                [  ]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0% (AS OF DECEMBER 31, 2001)
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12. TYPE OF REPORTING PERSON*

    IN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  301504 10 6            SCHEDULE 13G                 Page 2 of 4 pages
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ITEM 1(a).  NAME OF ISSUER:

            EXE TECHNOLOGIES, INC.
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            8787 STEMMONS FREEWAY, DALLAS, TX 75247
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ITEM 2(a).  NAME OF PERSON FILING:

            LYLE A. BAACK
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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            8787 STEMMONS FREEWAY, DALLAS, TX 75247
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ITEM 2(c).  CITIZENSHIP:

            U.S. Citizen
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            COMMON STOCK, PAR VALUE $.01
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ITEM 2(e).  CUSIP NUMBER:

            301504 10 6
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ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
            (c), CHECK WHETHER THE PERSON FILING IS A:
            (a)  [ ]  Broker or Dealer registered under Section 15 of the
                      Exchange Act.

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                      Exchange Act.

            (d)  [ ]  Investment company registered under Section 8 of the
                      Investment Company Act of 1940.

            (e)  [ ]  An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E);

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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CUSIP No.  301504 10 6            SCHEDULE 13G                 Page 3 of 4 pages
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ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the Class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:     4,560,188
                                        ----------------------------------------
         (b)  Percent of Class:   10.0% (as of December 31, 2001)
                               -------------------------------------------------
         (c)  Number of shares as to which such person has:
              (i)    Sole power to vote or to direct the vote  4,560,188
                                                             -------------------
              (ii)   Shared power to vote or to direct the vote  0
                                                               -----------------
              (iii)  Sole power to dispose or direct the disposition
                     of 4,560,188
                        --------------------------------------------------------
              (iv)   Shared power to dispose or direct the disposition of  0
                                                                         -------
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE.
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         NOT APPLICABLE.
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         NOT APPLICABLE.
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         NOT APPLICABLE.
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ITEM 10. CERTIFICATIONS.

         Not Applicable.
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CUSIP No.  301504 10 6            SCHEDULE 13G                 Page 4 of 4 pages
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                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   April 16, 2002
                                       -----------------------------------------
                                                       (Date)

                                                  /s/ Lyle A. Baack
                                       -----------------------------------------
                                                     (Signature)

                                                    Lyle A. Baack
                                       -----------------------------------------
                                                     (Name/Title)